UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934.

DATE OF REPORT:  AUGUST 21, 2009  (Date of earliest event reported)

THE ITALIAN OVEN, INC.
(Exact name of registrant as specified in its charter)

PA                                          0-27182                  25-1624305
                                                  (State or other jurisdiction                          (Commission File         IRS Employer
of incorporation)                                      Number)             Identification Number)

196 WEST ASHLAND STREET, DOYLESTOWN, PA 18901
(Address of principal executive offices)

267-864-7737
(Registrant's telephone number, including area code)

NOT APPLICABLE
(Former Name or Former Address, if changed since last report)

ITEM 8.01 Other Events

The Italian Oven Inc. (Pink Sheets: IOVE), through its subsidiary Italian Oven International, controls Richwood Eco Ventures, Inc.  The vehicle was created to assist Nicaraguan Rich Corporacion market its wood internationally and to hold the Company's investments into the Nicaraguan firm and its related entities.  IOVE learned of a non-descript vague offer made directly to the Nicaraguan entity to purchase its common shares.  While a cash purchase by a third party would benefit both the Nicaraguan entity and IOVE, and the intention to market the Nicaraguan wood should not be impaired, IOVE maintains reservations about the prospects of an actual cash proposal.  Upon its initial review, IOVE has concerns whether, even if a beneficial offer was made, it could come to fruition.  IOVE warns that unrealistic hype and premature announcements may be made pertaining to the matter without completed due diligence.  Investors in public vehicles involved need to use extreme caution and restraint prior to purchasing securities in any company that trades over the counter because these types of investments are for professional investors who maintain a high degree of risk, sufficient income and assets, and who could afford to lose their enitre investment.  Any sales, revenue, or monetary projections not contained in Securities and Exchange Commission filings or press releases by IOVE are not attributable to our Company and are specifically disavowed.  IOVE continues its policy of discouraging any form of stock promotion.

IOVE's common stock, subject to a share issuance moratorium until January 2010, is structured as follows:

Total number of common shares:  938,291,700, authorized shares 999,999,999.
Restricted common belonging to My Pleasure Limited, United Kingdom:  500,000,000.
Public float shares:  325,161,800 (held by CEDE & Company).
Certificate shares:  113,129,900 (70,546,600 restricted, 42,583,300 unrestricted).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act
of 1934, the registrant has duly caused this report to be
signed on its behalf by the undersigned hereunto duly authorized.

Dated:   August 21, 2009

THE ITALIAN OVEN, INC.

By: /s/ Joanna Chmielewska
Joanna Chmielewska, President

          Twitter:  italianoven
          web:  www.theitalianoveninc.com
          fax:  1-267-371-5168